UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 23, 2013  (December 18, 2013)

SMTC Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-31051	98-0197680
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

635 Hood Road Markham, Ontario, Canada	L3R 4N6
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (905) 479-1810

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) and (d) Sushil Dhiman, age 54, has been appointed as the President and Chief Executive Officer of SMTC Corporation. Mr. Dhiman's employment will commence on January 6, 2014, and Mr. Dhiman will also be appointed to the Board of Directors of SMTC as of that date. Mr. Dhiman is a respected and accomplished executive with over 25 years of experience in the EMS industry. He joins SMTC from Sanmina Corporation where he was employed since 1999, and where since 2008, he was Senior Vice President of Operations. During his career, he was responsible for managing multiple facilities generating over $500 million in revenue. Mr. Dhiman has successfully grown and lead complex operations by developing new business and effectively managing costs and working capital.

SMTC entered into an employment offer letter dated December 16, 2013 with Mr. Dhiman (the "Offer Letter"). The Offer Letter has no specified term and Mr. Dhiman's employment will be on an at-will basis. Under the Offer Letter, Mr. Dhiman will receive an annual base salary of $335,000, subject to annual review. He will also be eligible for an annual bonus under SMTC's short-term incentive plan with a target amount of 60% of base salary. The actual amount of the annual bonus will be determined by the Compensation Committee of the Board of Directors based upon SMTC's financial performance and Mr. Dhiman's performance.

Beginning in 2015, subject to Compensation Committee approval, Mr. Dhiman will be eligible to receive annual long-term equity awards. The grant date value of such awards will be 60% of Mr. Dhiman's base salary. Two-thirds of this annual award will be in form of restricted stock units and one-third in the form of stock options. One-half of these restricted stock units will vest on the third anniversary of the grant date and one-half of the restricted stock units will vest on such third anniversary only if certain performance criteria are met. The stock options will vest in equal annual tranches over a three-year period. Mr. Dhiman will also receive an initial equity award that will vest on the third anniversary of the grant date. This equity award will be granted as restricted stock units on January 6, 2014, and will have a grant date value of $250,000.

If SMTC terminates Mr. Dhiman's employment without cause or if Mr. Dhiman terminates his employment for good reason, SMTC will offer him severance benefits consisting of six months' continuing salary and payment for accrued and unused vacation (to the extent required by applicable law). In addition, if Mr. Dhiman's employment is terminated by SMTC without cause, or by Mr. Dhiman for good reason, in connection with or within 12 months following a change in control of SMTC, Mr. Dhiman will receive 12 months' continuing salary, payment for accrued and unused vacation (to the extent required by applicable law), and all then-outstanding and unvested restricted stock units and stock options will fully vest upon such termination.

Mr. Dhiman will be eligible to participate in the benefit programs generally available to executive officers of SMTC.

A copy of the press release issued in connection with the appointment of Mr. Dhiman is filed as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number

99.1	Press release announcing the appointment of Sushil Dhiman to SMTC Corporation as the President and Chief Executive Officer, dated December 23, 2013

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMTC Corporation (Registrant)
December 23, 2013 (Date)	/s/ LAWRENCE H. SILBER Lawrence H. Silber Interim President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release announcing the appointment of Sushil Dhiman to SMTC Corporation as the President and Chief Executive Officer, dated December 23, 2013